KAL Energy, Inc. - William Bloking, Ex-BHP Billiton Petroleum Boss, elected as Chairman.
LONDON, May 15, 2008.

LONDON - KAL Energy, Inc (OTCBB:KALG) is pleased to announce Mr. William Bloking has been elected to the Chairman role, replacing retiring founding Chairman Laith Reynolds, effective today. This further strengthens corporate governance and positions the company to fully develop its thermal coal prospects to capitalize on the very strong fundamentals of the Asian coal market.

Commenting on his new role, Mr. Bloking stated “KAL Energy has excellent prospects with its Kalimantan thermal coal assets. The macro picture for energy in general is very strong. Within this, the regional market dynamics for Asian thermal coal are particularly compelling. On the supply side, the industry continues to struggle with persistent infrastructure constraints, while sustained economic growth in China and India continues to drive demand. As a result prices for thermal coal have been driven to record levels. For KAL Energy, this provides a very solid economic foundation from which to build and enhance shareholder value. I look forward to leading and working with the Board to ensure that KAL takes maximum advantage of these forces, and through focused, consistent, and excellent execution, delivers value to our shareholders.

On behalf of the entire KAL team, I would like to take this opportunity to thank Mr. Laith Reynolds for his service to the company during its critical formative stages. His contribution has been invaluable, and we all sincerely wish him the best for his retirement.”

Mr. Laith Reynolds, outgoing Chairman of KAL Energy, noted that “KAL Energy is very fortunate to have secured a Chairman with such experience and stature within the industry. I am delighted to pass on the Chairmanship to Bill, and wish him and the KAL team every success.” Mr. Reynolds’ retirement from the board will be effective today.

Mr. Martin Hurley, KAL Energy CEO, added "Having worked closely with Bill over the months in his previous role as Deputy Chairman, I know that his wide experience both inside the resources sector and his wider Directorship experience will be of significant advantage to us as a company as we move forward. His familiarity with the Company, his fellow directors and the executive team will ensure a smooth and rapid transition. Importantly this marks a further key element in the transformation taking place at KAL Energy, with the continued move to position this Company to drive through the changes to really deliver sustained long-term value for our shareholders now and in the future."

Mr. Bloking recently retired as President of Australia-Asia Gas for BHP Billiton Petroleum, where he also served as CEO of BHP Billiton Petroleum (North West Shelf Pty Ltd) and was responsible for the BHP-B’s interest in the North West Shelf, Browse LNG and Pilbara LNG projects. BHP Billiton is the world’s largest diversified resource company and is noted as the second largest producer and marketer of export thermal coal. Prior to his work at BHP Billiton, Mr. Bloking spent 24 years at ExxonMobil, including an assignment as General Manager, Natural Gas, for Esso Indonesia, Inc.

American-born Mr. Bloking holds dual American / Australian citizenship. He is currently Chairman of Norwest Energy NL, Cool Energy Ltd, the National Offshore Petroleum Safety Authority, and Cullen Wines (Australia). He is also a director of the John Holland Group, Nido Petroleum, Delta Pacific Mining Plc, the West Australian Symphony Orchestra and the Lions Eye Institute.

He is also a Fellow of the Australian Institute of Company Directors and a Councilor of the Western Australia Branch, a Governor of the American Chamber of Commerce in Australia, a member of the Advisory Board of the University of Western Australia’s Confucius Centre, and is an Adjunct Professor at Murdoch University.

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a key transportation system for delivering coal to domestic and international markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With numerous other coal mines in East Kalimantan, including the world's largest thermal coal exporter Kaltim Prima Coal (KPC), KAL Energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendlier coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter.

Notice Regarding Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may." Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Certain factors could cause actual results and conditions to differ materially from those projected in these forward looking statements. These factors are identified from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect subsequent events.

Contact Information:
Mr. Martin Hurley - Chief Executive Officer
KAL Energy, Inc (NASDAQ OTCBB:KALG, FRANKFURT:D9T)
93-95 Gloucester Place
London, W1U 6JQ
Telephone: +44 207 487 8426
Fax: +44 207 487 8402
www.kalenergyinc.com